Exhibit 99.1

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Corporation (BSDM) Receives Approval to Transfer Listing to NASDAQ Capital Market

SALT LAKE CITY—April 23, 2014 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, today announced that the Company received approval from The NASDAQ Stock Market ("NASDAQ") to transfer its stock listing from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the opening of the market on April 25, 2014. The Company’s common stock will continue to trade under the symbol “BSDM.” The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market.

As previously disclosed on April 18, 2014, the Company was not in compliance with the NASDAQ's Global Market minimum stockholder’s requirement to maintain a minimum of $10,000,000 in stockholders’ equity.  BSD reported stockholders’ equity of $9,579,498 in its 10-Q for the period ended February 28, 2014.  NASDAQ gave the Company the option to apply to transfer the listing of its common stock from the NASDAQ Global Market to The NASDAQ Capital Market or submit to NASDAQ a plan to regain compliance on The NASDAQ Global Market.

"“We decided a transfer to The NASDAQ Capital Market was the most prudent and efficient use of our resources,” said William Barth, Chief Financial Officer of BSD Medical.  “We are pleased to maintain our NASDAQ listing and to have resolved this matter quickly.  Our move to The NASDAQ Capital Market will have no bearing on the trading of our stock.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the demand for the Company’s products, the ability of the Company to produce the products to meet the demand, global economic conditions and uncertainties in the geopolitical environment and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this release are based on limited information currently available to the Company, which is subject to change, and the Company will not necessarily update the information.